FABRICATION AGREEMENT

This Agreement ("Agreement") is made effective as of this 1 day of SEPT. ~~2014~~ 2012 (Effective Date") by and between Myomo, Inc. a Delaware corporation, whose principal executive offices are located at One Broadway, Cambridge, MA 02142 ("Myomo") and Geauga Rehabilitation Engineering, Inc. (GRE) an Ohio Corporation, with a business address of 13376 Ravenna Road Chardon OH 44024 ("Fabricator"). Hereinafter, referred to as the "Parties".

Myomo and GRE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, agree as follows:

1) SCOPE of WORK:

GRE shall provide orthosis fabrication of each customer order from certified O & P provider and orders from Myomo for demonstration and evaluation units ("Work"). Myomo will make its MyoPro kits ("Kits") available to GRE on a consignment basis with kits stored at GRE. Myomo will ship additional kits based upon minimum stock quantities that will be adjusted by the Parties on a periodic basis. Kit components may be shipped in packaging with single quantities of each item such as the motor unit, sensor assembly, battery and charger, while other items may be shipped in bulk, such as documentation, so they can be drawn from to fulfill each order. Accessories such as tablets and other mobile devices, carrying bags and merchandising materials may also be included in orders based upon Myomo's sales campaigns and customer orders. Devices ordered with mobile devices will be paired to the devices prior to shipment as part of outgoing final inspection.

Orthosis fabrication shall include all rigid frames, thermo-formed plastic, softgoods and fasteners.

Kits shall include MyoPro motor unit, sensor assembly, battery and case, charger and product documentation.

Each party shall source and stock components and supplies for their respective portion of the product.

2) CHANGES to the WORK:

Myomo and GRE may, by mutual written agreement make any change to the scope of Work.

3) PRICING and BILLING:

a) O&P orders shall be direct billed by GRE to practice at a rate of $1,000 for services and an amount for shipping charges; except VA when otherwise agreed to having GRE separately bill and collect from the VA at a later date when allowed by the VA.

b) Myomo shall pay for all demo and #7 Evaluation and Training units at a price detailed in Appendix X, plus shipping charges. Parties agree to open book pricing for charges of central

fabrication to Myomo and further agree to periodic review and updating of pricing based upon changes in costs and design.

There shall be no other charges applied unless agreed upon in writing by both Parties.

Price changes will be based on open book pricing and will reflect cost changes as product design and volumes change.

4) TIME of COMPLETION:

Work to be performed under this Agreement shall be completed within 14 calendar days from GRE's receipt of the order. GRE shall work the necessary hours with sufficient facility and personnel to complete the Work in accordance with the Order as specified within that time frame.

At GRE's discretion, rapid response service may be offered to Myomo, O&P practices and rehabilitation facilities at a premium price to be determined solely by GRE.

5) QUALITY CONTROL:

GRE agrees to complete an Incoming Inspection Form (IIF) in a form as in **Appendix A1** on the consigned kit within 14 days of receiving a Kit. GRE shall perform all final testing on the custom device using the Outgoing Inspection Form (OIF) in a form as in **Appendix A2**.

6) SHIPPING, PAYMENT TERMS:

GRE shall have the right to hold the shipping of a device if the O&P practice or Myomo falls behind in making its service/shipping payment on previous orders. GRE agrees first to document a telephone call to the O&P Practice before placing the device in a HOLD for payment. GRE also agrees to hold any fabrication jobs as instructed by Myomo, for any reason.

7) DELIVERY TERMS (Title, Freight, and Risk of Loss):

GRE will provide a tracking mechanism. The risk of loss of the Kit shall remain with Myomo until the Kit is received by the O&P Customer. Title to the goods or materials shall pass at this point. Freight and shipping charges shall be paid by GRE for the finished device. The O & P practice is responsible for the freight and shipping charges from GRE. In those cases where title (partial or complete) has passed to GRE prior to or at shipment, GRE shall bear risk of loss prior to shipment and while the Work is in transit.

8) SERVICE/RETURNS:

a) Any device that meets the O & P provider's order specifications for the particular individual but does not work correctly or has malfunctioned after delivery shall be returned directly to Myomo. Any device that does not meet the O & P provider's order specifications for the particular individual but has fit or other specification issues shall be shall be returned directly to GRE.

b) GRE shall keep and maintain for its use and for Myomo such full and detailed accounts and records as shall be necessary in accordance with good, standard accounting practice, for the proper determination and settlement of the liabilities of Myomo and those of GRE under this Agreement. Without intending to limit the foregoing, it is understood that such records shall include full and accurate records of the names, wage rates and wages of all people employed, of the quantities and costs of all materials and services purchased and of the nature of the performance of this Agreement. Myomo shall be afforded access to GRE's books and records, and its correspondence, receipts and other business memoranda relating to this Agreement at all reasonable times during business hours, for auditing, inspection and copying. GRE shall preserve all such records for that purpose for at least two (2) years after the Work has been completed and all costs and fees have been paid.

Such invoices shall be and shall reference on each page, as appropriate, the following: purchase order number, item number, unique invoice number, invoice date, payment terms, remit to, sold to, and ship to. Invoices shall break out applicable component costs (price, freight, taxes, etc.). GRE understands that its failure to follow invoicing requirements may result in delayed payments by Myomo or a termination of the contract.

2) <u>ACCEPTANCE/PERFORMANCE TESTING</u>:

a) <u>Preshipment Trial</u>: Prior to shipment, GRE shall conduct a preshipment trial pursuant to the procedure agreed upon by the Parties in **Appendix A2**. The purpose of this trial shall be primarily to identify any mechanical interference between machine members, improper adjustments made during assembly, and generally to determine that the device is in good working order. Myomo shall have the option to observe this preshipment trial and have access to associated records. It is understood that all defects in materials and workmanship which may be identified as a result of the trial shall be corrected by GRE prior to shipment of the Work unless specifically directed in writing by Myomo to the contrary.

b) <u>Acceptance Test</u>: Upon completion of the Work, GRE shall notify Myomo that the Work is ready as specified agreed upon

c) <u>Provisional Acceptance</u>: If the acceptance test identifies areas of non-conformance which in GRE's unilateral reasonable judgment do not materially impair the customers use of the device in the short term, Myomo shall have the option to certify its provisional acceptance of the Work. GRE shall itemize those areas in which the Work has failed to perform acceptably. GRE shall inform Myomo, in writing, of mutually agreeable corrective action date(s). Time is of the essence with regard to corrective action. Upon completion of the corrective action by GRE, the acceptance test shall be repeated. Should GRE fail to meet the corrective action completion date(s), Myomo may revoke its provisional acceptance, and shall have the right to effect repair of any and all non-conformances. If Myomo elects to take this action, it shall be entitled to the direct and incidental costs incurred in remedying the non-conformances. Myomo's action to effect such cure shall be without prejudice and shall not relieve GRE of any of its obligations under this Agreement or under the Uniform Commercial Code, as applicable.

3) ASSIGNMENT/SUBCONTRACTING:

GRE shall not assign this Agreement, or any right or obligation hereunder, without the express written approval of Myomo. GRE may use subcontractors, but Myomo retains the right to reject any subcontractor selected by GRE. Prior to the engagement of any subcontractor, GRE shall ensure that such subcontractor is bound to an agreement to protect Myomo's confidential information consistent with the obligation imposed on GRE in this Agreement. All Work Product developed by GRE or its subcontractor shall belong to Myomo. Notwithstanding the foregoing, GRE shall remain fully liable for the performance of this Agreement. Myomo may assign this Agreement without consent to a subsidiary controlled by Myomo, where control is defined as greater than 50% direct or indirect ownership of the subsidiary.

4) COMPLIANCE with Applicable LAWS:

GRE shall furnish only goods, services and materials which comply with HIPAA and its amendments, 21 CFR Part 820 et al, all FDA requirements for FDA registration and other filings, as appropriate, at the time of the execution of this Agreement and during the Term, the Occupational Safety and Health Act and all local, state, and federal laws, codes, and regulations relating to safety, health, and environmental compliance. In the event that GRE's work does not comply with any such laws, codes, and regulations, GRE shall correct any such noncompliance at its sole expense and indemnify and hold Myomo harmless from any claims, costs, fines, penalties, expenses, liabilities, or losses on account of any such noncompliance.

GRE shall be responsible to report any known adverse events to the FDA after first notifying Myomo in writing within seventy-two (72) hours before reporting the event to allow Myomo to conduct its own investigation and device testing.

5) CONFIDENTIAL INFORMATION:

All information related to Myomo, including but not limited to, the Agreement terms, Myomo's databases of individuals and employees, and other information and data provided to GRE by Myomo is proprietary to Myomo and shall be protected in accordance with the confidentiality and non-use limitation imposed elsewhere in these terms and conditions. Specific adherence to the Massachusetts Data Security Act and the implicated provisions of HIPAA shall apply hereto. GRE agrees to execute a Business Associate Agreement attached hereto as **Appendix B**.

Any information including intellectual property, and materials relating to the business of Myomo or the device or Work shall be treated as confidential in that: (1) it is to be used solely in connection with work to be performed by GRE for Myomo, (2) it is not to be published or disclosed to any third party, and (3) if the information is in tangible form, it shall be returned to Myomo upon request or when GRE's need for it in connection with the performance of its obligations under this Agreement terminates. GRE shall indemnify Myomo for all damages (including but not limited to attorneys' fees) incurred by Myomo resulting from GRE's failure to adhere to these terms.

These foregoing requirements shall not apply, however, to any information which is, or subsequently may become through no fault of GRE, within the knowledge of the general

public, or which may be known to GRE at the time of receipt from Myomo, or may subsequently be rightfully obtained from a third party.

6) CONFLICT of TERMS:

The terms and conditions of Myomo stated in this Agreement shall govern in the event of any conflict with any terms proposed by GRE. These terms and conditions are not subject to change by reason of any written or oral statements by GRE or by any terms stated in any release, order, order acknowledgment, invoice, or other documentation unless signed by an authorized representative of both Parties and reflecting an intention to amend or modify a particular provision of this Agreement (with reference being made to such provision).

7) DELIVERY CONTINGENCIES:

a) Option to Delay Delivery: Myomo shall have the right, at no additional charge, to postpone the delivery of the Work, or any of its components, for a maximum period of forty-five (45) calendar days at its discretion.

b) Delivery Delays - Reparable: If shipment of the Work is delayed after the Delivery Date due to Myomo's delay (excluding a Force Majeure) Myomo shall have the option to expedite the shipment of the Work by employing a premium transportation mode such as, but not limited to, exclusive-use van or air freight. Myomo shall bear such premium costs should it elect to use such premium transportation mode in an effort to recover the time lost due to GRE's late shipment. Furthermore, GRE shall use its best efforts to assist Myomo in the routing or rerouting of the shipment.

c) Delivery Delays - Irreparable: If shipment of the Work is delayed in excess of forty five (45) calendar days after the Delivery Date for any reason (excluding a Force Majeure), Myomo may, without prejudice to any other remedy, declare GRE in default and terminate this Agreement in whole or in part. Should Myomo elect to excuse the delay, it shall do so by an instrument that shall include the adjourned date of delivery.

d) Delivery Notice: On the day of actual shipment, GRE shall confirm shipment by facsimile or email notification that shall be in an agreed upon format.

e) Packaging and Shipping: GRE shall package and ship the Work in a manner consistent with general industry practice to minimize any deterioration in transit. Should it be necessary to ship the Work in a disassembled state, GRE shall ship the Work in the largest possible units consistent with expedient shipment.

15) EQUAL EMPLOYMENT/AFFIRMATIVE ACTION:

GRE shall comply with all applicable federal, state, or local laws, rules, or regulations, including but not limited to the following, which are incorporated by reference: Equal Opportunity Laws; Affirmative Action Laws of Disabled Veterans and Veterans of the Vietnam Era; Affirmative Action Laws for Handicapped Workers; and the Certification of Nonsegregated Facilities Laws. GRE also certifies, if applicable, that it has developed a written affirmative action compliance program. In addition, GRE shall comply with all

applicable federal laws and regulations regarding the utilization of small business concerns and/or small disadvantaged business concerns, including, if applicable, any subcontracting plans thereunder.

16) EXPORT COMPLIANCE:

GRE will not export or re-export any information furnished by Myomo in connection with this Agreement unless it complies fully with all regulations of the United States relating to such export or re-export. All information received from Myomo shall be handled in strict accordance with the U.S. export administration regulations, and GRE agrees to comply, and do all things necessary to cause its subcontractors to comply, with all applicable federal, state, and local laws including (but not limited to) the Regulations of the U.S. Department of Commerce relating to the Export of Technical Data, insofar as they relate to activities to be performed under this Agreement. GRE further represents and warrants that it will not permit any Foreign Nationals, as employees of GRE or any subcontractor, to perform work at any of its facility in connection with this Agreement without first notifying Myomo in writing of such Foreign Nationals and receiving Myomo's written consent. For purposes of this Agreement, Foreign Nationals shall include any individuals who are neither citizens of the United States nor permanent residents (green card holders) of the United States. In addition to the above, any diversion contrary to U.S. law is prohibited.

17) FAIR LABOR STANDARDS:

GRE certifies that the production of the goods, materials, and/or the performance of the services covered by this Agreement have complied with all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and regulations and orders of the United States Department of Labor issued under Section 14 thereof.

18) FORCE MAJEURE:

Neither party shall be held responsible for the failure or delay in performance hereunder where such failure or delay is due to any act of God, the public enemy or war, compliance with laws, governmental acts or regulations, fire, flood, epidemic, accident, unusually severe weather, or other causes substantially similar to the foregoing beyond their reasonable control. Any party whose performance is affected by such force majeure shall promptly give notice to the other party of the occurrence or circumstance upon which it intends to rely to excuse its performance. If the circumstances of force majeure affecting either party's performance hereunder delays performance for more than thirty (30) calendar days, then the other party may terminate this Agreement upon five (5) calendar days advance written notice. Failure of subcontractors, labor disputes, or inability to obtain material shall not be considered as a force majeure delay. In no event shall a failure or delay in performance attributable to the computer system and/or software related malfunction be excusable under this paragraph or any other paragraph of this Agreement.

19) INDEMNIFICATION:

GRE shall indemnify, defend and hold harmless Myomo and each of Myomo's subsidiaries and affiliates, and their respective customers, employees, officers, directors, successors and

assigns, from and against any claims, including Myomo's claims and claims of third parties, for costs, losses, damages, penalties, fines, judgments, liabilities, or expenses (including attorney's fees) that arise from or are attributable to (a) injuries or death to persons or damage to property, caused or alleged to have been caused by the negligent act or omission of GRE, or by any employee or subcontractor of GRE, or (b) assertions under Worker's Compensation or similar acts made by persons furnished by GRE, or (c) a breach by GRE or any of its employees or subcontractors of any provision of this Agreement.

Myomo shall indemnify, defend and hold harmless GRE and each of GRE's subsidiaries and affiliates, and their respective customers, employees, officers, directors, successors and assigns, from and against any claims, including GRE's claims and claims of third parties, for costs, losses, damages, penalties, fines, judgments, liabilities, or expenses (including attorney's fees) that arise from or are attributable to (a) injuries or death to persons or damage to property, caused or alleged to have been caused by the negligent act or omission of Myomo, or by any employee or subcontractor of Myomo, or (b) a material breach by Myomo or any of its employees or subcontractors of any provision of this Agreement.

20) INVENTORY CONTROL:

GRE shall be responsible for lost or damage to the Kit after receipt. GRE shall have seventy-two (72) hours from receipt to notify Myomo in writing of damage to the Kit. GRE shall set up an inventory control process acceptable to Myomo. During the course of the Work, Myomo is also entitled to inspect the Work at GRE's or its supplier's facility at any reasonable time with adequate notice.

At Myomo's option, any delivered non-conforming Work to an O &P practice shall be:

a) Returned to GRE, freight collect, invoices shall be rejected, and previously paid money shall be refunded. GRE shall also pay any costs incurred by the O &P practice or Myomo relating to the inspection, testing, and processing of non-conforming Work; or

b) Repaired or made useable. If Myomo elects to take this action, Myomo shall be entitled to the direct and incidental costs incurred in remedying the non-conformance. GRE's action to effect cure of any non-conformance shall be without prejudice but shall not relieve GRE of any of its obligations under this Agreement or under the Uniform Commercial Code.

GRE will document a physical inventory result, at least twice a year.

21) OWNERSHIP of WORK PRODUCT/COPYRIGHT:

a) All work product including but not limited to computer files, concepts, designs, discoveries, drawings, inventions, models, plans, programming, schedules, specifications, technical documentation, software, or source code ("Work Product") produced in connection with the performance of GRE's obligations under this Agreement are and shall remain the property of Myomo whether the Work is executed or not. GRE shall not photograph or otherwise visually document the Work or Work

Product except for GRE's own professional use and with the written permission of Myomo, which shall not be unreasonably withheld.

b) Any Work Product produced in connection with the performance of GRE's obligations under this Agreement shall be the subject of a licensing agreement between the Parties, Myomo shall obtain all right, title and interest in such Work Product, including but not limited to exclusive copyright interest. Notwithstanding this provision, Myomo holds all rights and title to inventions and intellectual property whether patentable or not being applied to fulfill the Work. Myomo and GRE warrant and represent that any tangible Work Product provided hereunder is either original to the Parties respectively, or is in the public domain, or that the Party obtained the written consent of the copyright owner to use such other works in the Work Product provided hereunder. Myomo and GRE warrants and represents that any and all personal or property rights (including copyrights), whether statutory or common law of others, and that each tangible Work Product provided hereunder shall not contain anything libelous or contrary to law. The Parties agree to indemnify and defend the other against any claim or allegation that any of the Work Products provided hereunder may infringe upon such rights of a third party.

c) GRE shall promptly advise Myomo of all reasonably available technological advances which are known or become known to GRE over the course of performance of its obligation under this Agreement which may result in the Work having added value to Myomo. Such technological improvements include, but are not limited to, the following: design, maintainability, material, performance, and useful life. Should Myomo elect to incorporate such technological advances, it shall own title and interest in any developments. GRE agrees to cooperate in any patent or other filings to secure ownership in the inventions or developments.

22) <u>PROMOTION LIMITATION/DISCLOSURE</u>:

GRE and Myomo shall announce to all O&P practices of the C-Fabrication relationship on the websites of their respective organizations. GRE shall add such information as agreed upon by the Parties on the Web, in marketing and other written or electronic communications and on its invoices. GRE shall be responsible for the costs associated with this marketing. Myomo will add such information to its existing MyoPro partner resource folder. Any other use of Myomo's name by GRE in any other promotional material, including without limitation advertisements or press releases must be made with advance written authorization from Myomo.

23) <u>NON-SOLICITATION OF EMPLOYEES</u>.

Each Party acknowledges that neither Party will directly or indirectly hire or employ any members of either Parties' current staffs for a period of two (2) years unless agreed to writing. It is understood by both Parties that individuals involved may respond to general advertisements to employment openings at each Party and that this is not a breach of the Agreement.

24) <u>TERM AND TERMINATION</u>:

This Agreement shall be non exclusive to both Parties and shall remain in effect for two (2) years ("Term"), renewable automatically unless cancelled within ninety (90) days before the date of expiration. The Parties agree to review the terms of this Agreement at the one year anniversary to allow for reasonable modifications.

Should GRE (A) cease conducting business in the normal course, (B) become insolvent, (C) make a general assignment for the benefit of creditors, (D) suffer or permit the appointment of a receiver of its business or assets, (E) avail itself of or becomes subject to any proceeding under any bankruptcy act (domestic or foreign), any state relating to insolvency or the protection of the rights of creditors, (F) withdraw or cease to support any product integral to the Work, or (G) breach any provision of this Agreement, after an opportunity for receive written notice within ten (10) business days and have a right to cure the alleged defect within thirty (30) business days from the date of the notice of breach, (H) repeatedly provide Work of poor quality or unreasonable rework, Myomo may, without prejudice to any other available remedy, terminate this Agreement in whole or in part. In the event of such termination, Myomo shall have the right to take possession of the Work, all documentation relating to Work Product, and all materials with the right to their continued use, and Myomo may then finish the Work by any reasonable means Myomo deems necessary. In addition, Myomo may terminate this Agreement in whole or in part for Myomo's convenience.

In the event of termination, GRE shall be compensated solely for Work performed, satisfactorily and substantially, along with reimbursable expenses incurred prior to termination. Expenses that are directly attributable to termination, but are incurred after termination shall be paid only if agreed to before such expenses are incurred. No expense or compensation, however, shall include anticipated profit or overhead charges.

25) <u>THIRD PARTIES</u>:

This Agreement is intended solely for the benefit of the Parties hereto. Nothing herein is to be construed to create any duty or standard of care to any person not a party to this Agreement.

26) <u>INSURANCE</u>:

a) <u>General</u>. GRE shall maintain insurance as described below during the Term. Evidence of insurance shall be provided to Myomo on certificate(s) of insurance before any Work is performed (each, a "**Certificate of Insurance**").

b) <u>Commercial General Liability</u>. GRE shall have Commercial General Liability insurance which includes products/completed operations liability, contractual liability, personal injury liability and broad form property damage coverage with limits of at least $2,000,000 per occurrence combined single limit. Certificates of Insurance shall stipulate: "Myomo, Inc. has been made an additional insured under this policy with respect to all products, operations or services provided or performed under contract or purchase order."

c) <u>Statutory Workers' Compensation and Employer's Liability</u>. Certificate of Insurance must evidence coverage in the state in which the work is being performed and must

evidence a limit of liability for Employers Liability (Coverage B) of not less than $1,000,000 per accident.

d) Primary. Insurance evidenced above shall be primary and not entitled to contribution from any insurance maintained by Myomo, Inc. or any of its subsidiaries.

e) Cancellation. The Certificate of Insurance shall state that the above policies shall not be canceled, nor reduced in coverage, until after thirty (30) days written notice of such cancellation or reduction shall have been mailed to the Certificate Holder.

f) Subcontractors. In the event GRE employs any subcontractor, it shall require that each subcontractor carry the same coverages in the same limits as set out in this Agreement, and other coverages as GRE or Myomo deems appropriate.

g) Failure to Comply. Neither failure of GRE to comply with any or all of the insurance provisions of this Agreement, nor the failure to secure endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement, shall be construed to limit or relieve GRE from any of its obligations under this Agreement, including any indemnification provisions.

27) WARRANTY:

GRE warrants that all goods and services sold hereunder or pursuant hereto will be free of any claim of any nature and by any third person and that GRE will convey clear title thereto to the O& P Provider's order specifications.

GRE warrants and represents that all goods and services sold hereunder or pursuant hereto will be of merchantable quality, free from all defects in design, workmanship and material, and will be fit for the particular purpose for which they are being purchased, and that the device(s) are provided in strict accordance with the specifications, samples, drawings, designs, or other requirements (including performance specifications) provided by the order from the certified O&P Practice.

Any services performed by GRE or its personnel, agents, representatives, or subcontractors in the fulfillment of the Work contemplated by this Agreement shall be performed in a diligent and workmanlike manner by properly trained personnel knowledgeable in the scope of the Work performed by them.

Any attempt by GRE to limit, disclaim, or restrict any such warranties or any remedies of Myomo, by acknowledgment or otherwise, in accepting or performing the Work, shall be null, void, and ineffective.

The initial warranty period of fabricated device shipped under this Agreement shall be one (1) year from the date of delivery to the O & P practice or such other longer period as implied by applicable state law.

The initial warranty period of the Kit brace shipped under this Agreement shall be one (1) year from the date of delivery to GRE and six (6) months for the straps or such other longer period as implied by applicable state law.

Neither acceptance of nor payment for any goods sold hereunder shall release GRE or Myomo from liability arising pursuant to this warranty.

Myomo shall have the right to approve all warranties received by GRE from suppliers and subcontractors engaged by GRE to enable it to fulfill its obligations under the Agreement. Such warranties shall be made directly to Myomo or, alternatively, shall be deemed to have been assigned by GRE hereby. GRE however, shall enforce such warranties if occasion arises. If the makers of the warranties fail to fulfill their warranty obligations, any costs incurred by Myomo in connection therewith shall be at the expense of GRE.

In the event that any goods sold hereunder fail to conform to the above warranty, GRE shall without delay repair, replace, or modify such defective goods, or alternatively, credit the O & P practice as necessary for any money paid for the defective Work. The choice of remedy shall be solely at the discretion of Myomo.

Myomo may effect (either itself or by engaging a third party) repair of any and all defects in any goods delivered by Myomo hereunder. In the event that Myomo elects to take this action it shall be entitled to the direct and incidental costs incurred in remedying the defect.

GRE has agreed to pricing for all out of warranty changes. **See Appendix C** for Price Listing.

28) WARRANTY, INTELLECTUAL PROPERTY:

Myomo warrants that all goods, services, and materials sold or delivered to GRE shall not infringe any third party copyright, patent, trade secret, trade name, service mark or otherwise infringe any third party intellectual property right. Myomo shall indemnify GRE against any costs (including reasonable attorney's fees and costs of settlement), liabilities, or judgments arising from any claim of copyright, patent, trade secret, trade name, service mark infringement or violation of any third party intellectual property right.

29) CHOICE of LAW and FORUM:

This Agreement shall be governed by, interpreted and construed, and performance hereunder shall be determined in accordance with the law of the State of Delaware, without regard to its conflicts of law principles. In the event of disputes, controversies, or claims arising out of or relating to this Agreement, both parties agree to seek submit to mediation or arbitration via the American Arbitration Association where the Parties will each pay ½ of the fees and costs of the proceeding prior to commencing any litigation. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically disclaimed and excluded and will not apply to or govern this Agreement.

30) HEADINGS:

The clause and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any of its provisions.

31) ENTIRE AGREEMENT and CHANGE ORDERS:

This Agreement constitutes the entire agreement between Myomo and GRE with respect to the Work, and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments. No change, modification, or extension of this Agreement shall be effective unless it is made in writing, makes specific reference to this Agreement and the provision to be amended, and is signed by duly authorized representatives of Myomo and GRE.

32) COUNTERPARTS:

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of signatures to this Agreement by facsimile transmission or in PDF document format exchanged via electronic mail shall be legally binding and effective for all purposes, including evidentiary purposes.

33) NOTICES:

All notices delivered or demands given by Myomo or GRE under this Agreement shall be delivered in person, forwarded by US Mail (postage prepaid), or transmitted via facsimile, properly addressed to the respective parties as follows:

If to Myomo: Steve Kelly
c/o Myomo, Inc.
One Broadway, 14th Floor
Cambridge, MA 02142

Phone # 617-996-9058
Email: steve@myomo.com

If to GRE: Jon Naft
c/o GRE
13376 Ravenna Road
Chardon OH 44024

Phone #: (440) 285-5785
(440) 285-5786 fax
Email: jnaft@greop.com

34) SEVERABILITY:

If any provision of this Agreement is determined by a court to be invalid, the remainder of this Agreement shall remain in full force and effect.

35) SURVIVAL:

a. The representations, covenants, and warranties that by their terms extend beyond the completion of the Work or the termination or expiration of this Agreement shall survive the delivery of the Work, payments, or termination or expiration of the Agreement for any reason whatsoever, for the duration contemplated by such representations, covenants, and warranties.

36) INDEPENDENT CONTRACTOR:

For purposes of this Agreement, GRE is an independent contractor and nothing in this Agreement creates, or will be construed to create, any agency, partnership, joint venture or other form of joint enterprise between GRE and Myomo.

37) WAIVERS:

a. Neither party will be deemed to have waived the exercise of any right that it holds under this Agreement or at law unless such waiver is expressly made in writing. Failure of a party at any time, and for any length of time, to require performance by the other party of any obligation under this Agreement shall in no event affect the right to require performance of that obligation or the right to claim remedies for breach under the Agreement or at law. A waiver by a party of any breach of any provision of this Agreement, unless otherwise expressly stated in writing, is not to be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any right under this Agreement or at law.

GRE and Myomo have executed this Agreement by their respective duly authorized representatives as of the date first written above.

MYOMO, INC.		Geauga Rehabilitation Engineering, Inc.	
By:	[signature]	By:	[signature]
Printed:	Paul R. Gudonis	Printed:	Jonathan Naft
Title:	CEO	Title:	Pres.

APPENDIX AI

myomo my own motion		Incoming RMA Check-In Procedure #:	2305
		Revision #:	Rev. 1
		Implementation Date:	February 20, 2014
# of Pages	1	Last Reviewed/Update Date:	February 20, 2014
Doc. Owner	Gene Tacy	Approved by:	Gene Tacy

Incoming Inspection Procedure

SCOPE:

This procedure describes the process for checking in a MyoPro kit that has arrived at Central Fabrication from Myomo or a Contract Manufacturing partner.

1. BOX AND CONTENTS

Device Type :	Choose an item.

a. *☑ Check off all items that arrived in the Kit, Verify the contents to the label on the Box.*

Accessories		Serial Number	Notes
Motor Module	☐	Choose an item.	
Battery	☐	Choose an item.	
Charger	☐	Choose an item.	
Sensor	☐	Choose an item.	
Other:	☐		
Specify Other:			

2. VISUAL INSPECTION

Examine Device & accessories for damage	Good	Bad	Notes
Motor Module	☐	☐	
Membrane & buttons	☐	☐	
Sensor heads, casing & connector	☐	☐	
Battery cable & connector	☐	☐	
Charger LED, cable & connector	☐	☐	
Other Observations	☐	☐	

Check-in Performed By: *Type Name* **Date Received**: Click here to enter a date.

REVISION HISTORY			
REV	DATE	CHANGES	Author
01	02/20/2014	START OF DOCUMENT	Gene Tacy

APPENDIX AII

I. Procedure

Follow the procedure step by step and log Device information in the first page of this document.

Device Info:

Device Type :	Choose an item.
Reason for Inspection	Choose an item.
Start Date :	Click here to enter a date.

Reason for Inspection & Test :

Device Component	Values/Serial Numbers	Notes
Motor	Choose an item.	
Bluetooth	Choose an item.	
Firmware	Choose an item.	
Hard Stop Limits		
Battery	Choose an item.	
Frame	Choose an item.	
Frame Size	Choose an item.	
Motor Orientation	Choose an item.	
Sensor	Choose an item.	
Charger	Choose an item.	

Date	Rev.	Description	Editor
02/20/2014	1	First Release	Gene Tacy

1. Mechanics & Electronics Visual inspection

Brace & Motor	Pass	Fail	N/A	Notes
Unit turns ON/OFF	☐	☐	☐	
Gear motor slop	☐	☐	☐	
Lower Cuff Condition	☐	☐	☐	
Upper Cuff Condition	☐	☐	☐	
Motor Plastic Cover Condition	☐	☐	☐	
Screws are intact & not loose	☐	☐	☐	
Membrane Condition	☐	☐	☐	
Membrane Buttons Condition	☐	☐	☐	
Power and Sensor Ports are intact	☐	☐	☐	
Sensor	Pass	Fail	N/A	Notes
Sensor head is intact	☐	☐	☐	
Velcro on both sensor heads is intact	☐	☐	☐	
Sensor cable is intact	☐	☐	☐	
Sensor connector is intact	☐	☐	☐	
Sensor PCB casing is intact	☐	☐	☐	
AAA Battery & Charger	Pass	Fail	N/A	Notes
Battery casing is intact	☐	☐	☐	
Battery cable & connector is intact	☐	☐	☐	
Battery charger is intact	☐	☐	☐	
Charger is functional & status LED turns ON	☐	☐	☐	

2. Stickers & Labels Visual inspection

Motor & Frame	Pass	Fail	N/A	Notes
MyoPro Motor unit Serial # sticker	☐	☐	☐	
MyoPro Bluetooth Mac address sticker	☐	☐	☐	
Engraved Myomo frame part number	☐	☐	☐	
Sensor	Pass	Fail	N/A	Notes
MyoPro Sensor Serial # sticker	☐	☐	☐	
AAA Battery & Charger	Pass	Fail	N/A	Notes
MyoPro Battery Serial # sticker	☐	☐	☐	
Battery capacity & test date sticker	☐	☐	☐	
MyoPro Charger Serial # sticker	☐	☐	☐	
Charger specification label	☐	☐	☐	
Warning label on the side of charger	☐	☐	☐	
French translation label on the side of charger	☐	☐	☐	

3. Recording/Updating motor unit data

Use MyConfig Debug Window, Figure 1, to record & update necessary data.
Note: MyConfig software used for this procedure is customized and authorized for use ONLY form Myomo's engineering department.


Dialog
Debug Window
Min:
Max:
encoder min/max
Current arm Configuration
view arm
Right
set arm
Serial Number of Device
Enter Serial number
view serial#
87654321
12345678
change serial #
Default assist levels
Refresh Values
Bicep Mode
Tricep Mode
Dual Mode
Boost
Threshold
High
Med
Low
Save values to arm brace
restore defaults
belt tensioning
Results:
set motor limits
Close

Figure 1

3-1. Recording/Updating brace configuration

OUTGOING UNIT CONFIGURATION

Electrode BICEP Gain	Electrode TRICEP Gain

Bicep Mode			Tricep Mode			Dual Mode		
Threshold		Boost	Boost		Threshold	Tricep		Bicep
	3			3			3	
	2			2			2	
	1			1			1	

4. Final functionality test using MyConfig

Bluetooth Connectivity & performance	Pass	Fail	N/A	Notes
Unit turns ON/OFF	☐	☐	☐	
All Green LED light up when turned ON	☐	☐	☐	
Device with MAC 10:00:E8:XX:XX:XX is found	☐	☐	☐	
BT LED lights up Blue once connected	☐	☐	☐	
Device & MyConfig pair successfully	☐	☐	☐	
"Device Summary" matches the connected device	☐	☐	☐	
After turn ON unit status is standby mode	☐	☐	☐	
EMG levels correspond to muscle activity	☐	☐	☐	
Motor unit rotates according to EMG levels	☐	☐	☐	
Unit operates according to MYOMO standards	☐	☐	☐	

5 BOX AND CONTENTS CHECKLIST

Check off all the components that are in the box

Orthotic	☐	Battery	☐	Sensor	☐	MyoPro User Manual	☐
Strap for demo Unit	☐	Charger	☐	Live Better Manual	☐	MyoPro Carry Bag	☐

Service Notes:
Resolution :

I verify that this device has been checked against all the conditions on the preceding pages and is ready to ship.

Test performed by: ______________________ Completed Date: Click to Add Date

APPENDIX B

This Business Associate Agreement is made as of this ____ day of _______, 2014 (the "Effective Date"), by and between Myomo, Inc. a corporation duly organized and existing under the laws of Delaware, and having its principal place of business at One Broadway 14th floor Cambridge, Massachusetts (the "Business Associate" or ("BA"), and Geauga Rehabilitation Engineering, Inc. ("GRE").

1. Definitions.

a. Business Associate. "Business Associate" shall mean Myomo, Inc.and its affiliates.
b. Individual. "Individual" shall have the same meaning as the term "individual" in 45 CFR § 160.103 and shall include a person who qualifies as a personal representative in accordance with 45 CFR § 164.502(g).
c. Privacy Rule. "Privacy Rule" shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR Part 160 and Part 164, Subparts A and E.
d. Protected Health Information. "Protected Health Information" shall have the same meaning as the term "protected health information" in 45 CFR § 160.103, limited to the information created or received by Business Associate from or on behalf of GRE.
e. Required By Law. "Required By Law" shall have the same meaning as the term "required by law" in 45 CFR § 164.103.
f. Secretary. "Secretary" shall mean the Secretary of the Department of Health and Human Services or his designee.
g. Term. "Term" shall mean for a period not to exceed one year from the Effective Date of this Agreement, renewable annually.

2. Obligations and Activities of Business Associates

a. Business Associate agrees to not use or disclose Protected Health Information other than as permitted or required by the Agreement or as Required By Law.
b. Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by this Agreement.
c. Business Associate agrees to report to GRE any use or disclosure of the Protected Health Information not provided for by this Agreement of which it becomes aware.
d. Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by Business Associate on behalf of GRE agrees to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information.
e. GRE agrees to provide access to Business Associate, its patient information in order to assist the GRE in its patient contact for possible health care treatment during the Term.
f. Business Associate if Required by GRE and or as Required By Law access to its records relating to Protected Health Information in a Designated Record Set or to an Individual in order to meet the requirements under 45 CFR § 164.524.
g. Business Associate agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that the GRE directs or agrees to pursuant to 45 CFR §164.526

at the request of GRE or an Individual, and in the time and manner to designated Business Associate employees for the Term.

h. Business Associate agrees to make internal practices, books, and records, including policies and procedures and Protected Health Information, relating to the use and disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of, GRE available to the GRE for purposes of the Secretary determining GRE's compliance with the Privacy Rule.
i. Business Associate agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for GRE to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528.
j. Business Associate agrees to provide to GRE or an Individual, with the information collected in accordance with Section 3 to permit GRE to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528.
k. The BA will notify the GRE in writing within five (5) business days if it becomes aware of any security incident, use or disclosure by its agents, employees or subcontractors in violation of this Section.
l. The BA will use appropriate safeguards to prevent use or disclosure of the Information other than as provided for in this Agreement as may be more specifically required by the GRE's Information Systems policies of which the BA has notice. This includes implementation of administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the electronic protected health information that the BA creates, receives, maintains or transmits on behalf of the GRE as required by 45 CFR, Part 164, Subpart C.

m. The BA acknowledges that, in receiving, storing, processing or otherwise dealing with any identifiable healthcare information (the Information), the BA is fully bound by the confidentiality provisions of any applicable state laws and regulations and Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH)Act, The Patients Claims Confidentiality Act, 38 U.S.C. § 5705 and may be bound by the Federal regulations governing confidentiality of Alcohol and Drug Abuse Patient Records, 42 C.F.R. Part 2, and other federal regulations governing the privacy, security and disclosure of patient or personal information (collectively the "Regulations").

n. Receive within sixty (60) days of a written request therefor a written accounting of any disclosures of such individual's own information, other than to the BA's own work force for use pursuant to the Contract, during the prior six (6) years except information disclosed to carry out the GRE's treatment of, or receipt of payment from such individual, or the GRE's healthcare operations, which accounting shall include:
   1. Date of disclosure,

2. Name and address of recipient,
3. Description of information disclosed, and
4. Purpose of disclosure.

3. Permitted Uses and Disclosures by Business Associate

a. Except as otherwise limited in this Agreement, Business Associate may use or disclose Protected Health Information on behalf of, or to provide services to, GRE for the following purposes, if such use or disclosure of Protected Health Information would not violate the Privacy Rule if done by GRE or the minimum necessary policies and procedures of the GRE: Fabrication of Devices for Custom use to be shipping to O &P Provider and provide customer service for Myomo.

b. Except as otherwise limited in this Agreement, Business Associate may disclose Protected Health Information for the proper management and administration of the functions being conducted by Business Associate, provided that disclosures are Required By Law, or Business Associate obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required By Law or for the purpose for which it was disclosed to the person, and the person notifies the Business Associate of any instances of which it is aware in which the confidentiality of the information has been breached.

c. Except as otherwise limited in this Agreement, Business Associate may use Protected Health Information to provide these services as permitted by 45 CFR § 164.504(e)(2)(i)(B).

d. Business Associate may use Protected Health Information to report violations of law to appropriate Federal and State authorities, consistent with § 164.502(j)(1).

4. Obligations of GRE

a. GRE shall notify Business Associate of any limitation(s) in its notice of privacy practices of GRE in accordance with 45 CFR § 164.520, to the extent that such limitation may affect Business Associate's use or disclosure of Protected Health Information.
b. GRE shall notify Business Associate of any changes in, or revocation of, permission by Individual to use or disclose Protected Health Information, to the extent that such changes may affect Business Associate's use or disclosure of Protected Health Information.
c. GRE shall notify Business Associate of any restriction to the use or disclosure of Protected Health Information that GRE has agreed to in accordance with 45 CFR § 164.522, to the extent that such restriction may affect Business Associate's use or disclosure of Protected Health Information.

5. Permissible Requests by GRE

GRE shall not request Business Associate to use or disclose Protected Health Information in any manner that would not be permissible under the Privacy Rule if done by GRE.

6. Termination

a. Termination for Cause.

In the event of any breach or violation of this Section by the BA, its agents, employees or subcontractors, the BA will take all reasonable steps as soon as may be practicable to cure the breach or end the violation. If such breach has not been cured or violation ended to the satisfaction of the GRE within ten (10) days, or if such steps are unsuccessful, then the GRE may terminate the Contract and/or report the problem to the Secretary.

b. Effect of Termination.

1. Upon termination of this Agreement, for any reason, Business Associate shall return or destroy all Protected Health Information received from GRE, or created or received by Business Associate on behalf of GRE. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of Business Associate. Business Associate shall retain no copies of the Protected Health Information.
2. In the event that Business Associate determines that returning or destroying the Protected Health Information is infeasible, Business Associate shall provide to GRE notification of the conditions that make return or destruction infeasible. If that return or destruction of Protected Health Information is infeasible, Business Associate shall extend the protections of this Agreement to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such Protected Health Information.

7. Miscellaneous

a. Regulatory References. A reference in this Agreement to a section in the Privacy Rule or Security Rule means the section as in effect or as amended.
b. Amendment. The Parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary for GRE to comply with the requirements of the Privacy Rule and the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 and HITECH and its provisions.
c. Survival. The respective rights and obligations of Business Associate under Sections 2 b, k, l, m of this Agreement shall survive the termination of this Agreement.
d. Interpretation. Any ambiguity in this Agreement shall be resolved to permit GRE to comply with the Privacy Rule.

e. Force Majeure. If the performance of any obligation under this Agreement, is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of public enemies, blockade, embargo, strikes, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, which is beyond the reasonable control of the party affected, then the party so affected shall, upon giving prior written notice to the other party, be excused from such performance to the extent of such prevention or interference, provided that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

f. Merger. This Agreement constitutes the entire agreement between the parties hereto and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, changed or modified in any manner expect by instruments signed by duly authorized officers or representatives of each of the parties hereto.

g. Independent Contractor. Business Associate is an independent contractor and not an affiliate or employee of GRE.

h. Applicable Law. Any claim or controversy relating in any way to this Agreement shall be governed and interpreted exclusively in accordance with the laws of the Commonwealth of Massachusetts.

i. Severability/Invalidity. If any provision of this Agreement or the application thereof to any party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the applicable law, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by either party from the terms and provisions of this Agreement in order to comply with applicable laws, rules or regulations shall not be considered a breach of this Agreement.

j. Waiver of Compliance. Any failure by any party hereto at any time to enforce any term or condition under this Agreement shall not be considered a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement.

k. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses, or to such other addresses as may be designated by the parties in writing from time to time by registered or certified air mail, postage prepaid, or by express courier service, service fee prepaid, or by telefax with a hard copy to follow via air mail or express courier service in accordance with this Section.

To: Myomo, Inc.

One Broadway, 14th floor
Cambridge, MA 02142
Attention: Paul Gudonis, CEO

To: GRE

13376 Ravenna Road

Chardon OH 44024
Attention: Jon Naft

l. All notices shall be deemed received (i) if given by hand, immediately, (ii) if given by air mail, three (3) business days after posting, (iii) if given by express courier service, the next business day in the jurisdiction of the recipient, or (iv) if given by telefax, upon receipt thereof by the recipient's telefax machine as indicated either in the sender's identification line produced by the recipient's telefax machine, or in the sender's transmission confirmation report as produced electronically by the sender's telefax machine.

m. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

The Parties have caused this Agreement to be executed by their respective duly authorized representative as of the Effective Date.

MYOMO, INC.

By: ____________________
Name: Paul R. Gudonis
Its: CEO

GRE

By: ____________________
Name: Jon Naft
Its: President

APPENDIX C

G.R.E. Central Fabrication
13376 Ravenna Road
Chardon OH 44024
(440) 285-5785
(440) 285-5786 fax

Price List (plus shipping)		
Item	**Cost**	
Neoprene items:		
New Forearm Cuff	$ 22	
New Humeral Cuff:		
replace same	$ 31	
installed in brace	$ 31	
upgrade from old style (labor dependent on current style)	$ 31	(plus labor)
New Motor Tube Pad	$ 12	
New Joint/Elbow Pad	$ 12	
Velcro items:		
Humeral Strap - 2" C-Fold	$ 22	
Hand Straps - 6" x 1" x 2	$ 11	
Joint Pad - sticky back	$ 11	
Hand - sticky back (3"x1.5")	$ 11	
Modular:		
New Wrist Connector (6"x1" w/holes)		
plastic/vinyl	$ 20	
aluminum	$ 21	
Shoulder Harness	$ 112	
Evaluation of Device for Service:	$ 38	
*** Call to discuss other Central Fabrication orders/parts/service		

(prices effective 6/1/14 and subject to change)